FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Advisor Series II

Series Number	7
Fund	Fidelity Advisor Municipal Income Fund
Trade Date	March 6, 2009
Settle Date	March 18, 2009
Security Name	OR ST 09A 5.75% 8/1/25
CUSIP	68608KSW9
Price	108.985
Transaction Value	$544,925
Security Name	OR ST 09A 5.75% 8/1/26
CUSIP	68608KSX7
Price	108.35
Transaction Value	$1,083,500
Security Name	OR ST 09A 5.75% 8/1/28
CUSIP	68608KSZ2
Price	106.939
Transaction Value	$534,695
Security Name	OR ST 09A 5.75% 8/1/29
CUSIP	68608KTA6
Aggregate Offering Value	$100,250,000
Price	106.318
Transaction Value	$531,590
% of Offering	2.49%
Underwriter Purchased From	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Underwriting Members: (1)	Merrill Lynch & Co.
Underwriting Members: (2)	Citigroup Global Markets Inc.
Underwriting Members: (3)	Banc of America Securities LLC
Underwriting Members: (4)	Morgan Stanley & Co. Incorporated
Underwriting Members: (5)	Fidelity Capital Markets Services